UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2023

EDGIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11811 North Tatum Blvd., Suite 3031 Phoenix, AZ	85028
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (602) 850-5000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EGIO	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On January 2, 2024, Edgio, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) reporting that the Company had appointed Todd Hinders to the position of Chief Executive Officer of the Company, effective as of January 1, 2024. At the time the Initial Form 8-K was filed, the Board of Directors of the Company (the “Board”) had not yet finalized or approved a new employment agreement for Mr. Hinders. This Current Report on Form 8-K/A (“Current Report”) amends the Initial Form 8-K to include the information required by Item 5.02(c)(3) and should be read in conjunction with the Initial Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(3)	Todd Hinders Employment Agreement

In connection with Mr. Hinders’ appointment as Chief Executive Officer (“CEO”), the Company has entered into a new employment agreement with Mr. Hinders to reflect his position as CEO (the “Employment Agreement”), effective on January 7, 2024. The Employment Agreement provides for (i) an annual base salary of $525,000 and (ii) a target annual incentive opportunity of 100% of Mr. Hinders’ base salary. The Employment Agreement also provides that Mr. Hinders’ annual incentive in respect of the 2024 calendar year will be structured such that 25% of Mr. Hinders’ target annual incentive will be paid on or about April 1, 2024 subject to his continued employment with the Company through such date (the “Q1 Payment”), and the remaining 75% will be based on achievement of the applicable annual performance goals to be established by the Board for the 2024 calendar year. If Mr. Hinders resigns voluntarily or is terminated by the Company for “cause”, in each case, prior to June 30, 2024, Mr. Hinders will be required to repay to the Company the after-tax value of the Q1 Payment.

The Employment Agreement provides that in the event of Mr. Hinders’ termination by the Company without “cause” or his resignation for “good reason”, not in connection with a change in control, Mr. Hinders will be entitled to receive (i) continued payment of his base salary for the year in which the termination occurs, payable over 12 months, (ii) the actual earned annual cash incentive, if any, payable to Mr. Hinders for the year in which the termination occurs, pro-rated to the date of termination, and (iii) reimbursement for premiums paid for continued health benefits under the Company’s health plan until the earlier of 12 months or the date upon which Mr. Hinders and his eligible dependents become covered under similar plans. If such termination occurs in connection with a change in control, Mr. Hinders would be entitled to receive the same severance benefits, except the bonus amount described in subclause (ii) would be equal to 100% of Mr. Hinders’ target annual incentive for the year in which the termination occurs, and 100% of Mr. Hinders’ outstanding equity awards would vest. In the event that Mr. Hinders’ employment is terminated due to death or disability, 25% of Mr. Hinders’ then unvested equity awards will vest. Mr. Hinders’ receipt of the foregoing severance benefits would be subject to his execution of an effective release of claims and his continued compliance with certain restrictive covenants. The Employment Agreement also provides that, upon a change in control, 50% of Mr. Hinders’ then outstanding unvested equity awards will vest immediately.

The foregoing description of the Employment Agreement is qualified by reference to the full text of the Employment Agreement, a copy of which is attached to this Form 8-K/A as Exhibit 10.1 and is incorporated by reference in its entirety.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1	Employment Agreement between the Company and Todd Hinders, dated as of January 7, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 11, 2024	EDGIO, INC.

/s/ Richard P. Diegnan
Richard P. Diegnan Chief Legal Officer & Secretary